Exhibit 99.1

FOR IMMEDIATE RELEASE

ADA-ES, INC. ANNOUNCES RESTATEMENT OF BALANCE SHEETS AND STATEMENTS OF CHANGES IN

STOCKHOLDERS’ EQUITY AND CASH FLOWS TO REFLECT RECLASSIFICATION OF NON-

CONTROLLING INTEREST

COMPANY DOES NOT EXPECT ANY IMPACT ON OPERATIONS OR PROSPECTS

Highlands Ranch, Colorado – June 21, 2012 – ADA-ES, Inc. (NASDAQ:ADES) (“ADA” or “Company”) today announced that on June 20, 2012, management, in consultation with the Company’s Board of Directors and Audit Committee, concluded that it will restate the presentation of its consolidated balance sheets, consolidated statements of changes in stockholders’ equity and consolidated statements of cash flows for the year ended December 31, 2011 and for the quarterly periods ended June 30, 2011, September 30, 2011 and March 31, 2012. This determination was made following an assessment of the accounting treatment of the equity in our joint venture, Clean Coal Solutions, LLC (“CCS”), that has been held by an affiliate of The Goldman Sachs Group, Inc. (“GS”) since May 2011.

The Company classified GS’s interest in CCS as “non-controlling interest” in stockholders’ equity as of the end of the above-mentioned periods. After completion of a recent review and evaluation of the applicable agreement and authoritative accounting literature, management determined that GS’s interest is more appropriately classified as “temporary equity” because of a provision in the agreement that permits GS to require redemption of its interest under certain limited circumstances.

The anticipated restatement will not impact ADA’s statements of operations for the above-referenced periods, including historical revenues, net (loss) income, and earnings (loss) per share, nor will it affect items such as cash and cash equivalents, or liquidity. Moreover, these adjustments will have no effect on ADA’s operations or its previously disclosed projections of revenues and pre-tax income.

After ADA completes its analysis and the Company’s independent auditor completes its review procedures and audit work with respect to the financial statements, ADA will file amendments to its annual report on Form 10-K and quarterly reports on Form 10-Q for the above-mentioned periods.

In addition, ADA is having discussions with the staff of the Securities and Exchange Commission (“SEC”) regarding the reporting of deferred tax assets (“DTAs”) that are included on the Company’s balance sheets. The Company has received comments from the SEC staff questioning whether, due to the Company’s losses in 2008, 2009, and 2010, the Company should have recognized valuation allowances against its DTAs as of December 31, 2010 and subsequent periods.

The Company’s management believed as of December 31, 2010, and continues to believe, that it was and is more likely than not that the DTAs will be fully realized in future periods and we therefore have not recognized allowances to date.

If our discussions with the SEC staff result in the Company concluding that it should recognize valuation allowances with respect to our DTAs, we expect that this will result in reporting a significant increase in our net loss for the fiscal years ended December 31, 2010 and 2011, quarters within 2011 and the first quarter of 2012. It should be noted that while such a determination would impact the reporting of the DTAs and our net losses for the above-mentioned periods, the availability of the cumulative net operating losses and tax credits for offsetting future net income in profitable years would not be impacted. If in a subsequent fiscal period we reduce such allowances, our net income for such period would increase to the extent of such reduction.

About ADA-ES

ADA-ES is a leader in clean coal technology and the associated specialty chemicals, serving the coal-fueled power plant industry. Our proprietary environmental technologies and specialty chemicals enable power plants to enhance existing air pollution control equipment, minimize mercury, CO2 and other emissions, maximize capacity, and improve operating efficiencies, to meet the challenges of existing and pending emission control regulations.

With respect to mercury emissions:

•	We supply activated carbon (“AC”) injection and Dry Sorbent Injection (“DSI”) systems, mercury measurement instrumentation, and related services.

•

Under an exclusive development and licensing agreement with Arch Coal, we are developing and commercializing an enhanced Powder River Basin (“PRB”) coal with reduced emissions of mercury and other metals.

•

Through our consolidated subsidiary, Clean Coal Solutions, LLC (“CCS”), we provide our patented Refined Coal (“RC”) CyCleanTM technology to enhance combustion of and reduce emissions from burning PRB coals in cyclone boilers and our patent pending M-45TM technology for other types of coal and boilers. Both technologies reduce emissions of NOx and mercury in coal fired boilers.

In addition, we are developing CO2 emissions technologies under projects funded by the U.S. Department of Energy (“DOE”) and industry participants.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. The forward-looking statements include, but will not be limited to, statements or expectations regarding whether the Company’s deferred tax assets will be realized in future periods; the impact on the Company’s past net losses if it recognizes a valuation allowance or reduces such allowance in the future; and related matters. These statements are based on current expectations, estimates, projections, beliefs and assumptions of our management. Such statements involve significant risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to, results of further discussions with the SEC with respect to the Company’s deferred tax assets; changes in laws and regulations, accounting rules, government funding, prices, economic conditions and market demand; timing of regulations and any legal challenges to them; impact of competition; availability, cost of and demand for alternative energy sources and other technologies; technical, start-up and operational difficulties; inability to commercialize our technologies on favorable terms; our inability to ramp up operations to effectively address expected growth in our target markets; additional risks related to CCS including failure of its leased facilities to continue to produce coal which qualifies for IRS Section 45 tax credits, termination of the leases for such facilities, decreases in the production of refined coal by the lessees, seasonality and failure to monetize new CyClean and M-45 facilities; our inability to negotiate, execute and close on definitive agreements related to the M-45 technology license; availability of raw materials and equipment for our businesses; loss of key personnel; intellectual property infringement claims from third parties; and other factors discussed in greater detail in our filings with the Securities and Exchange Commission (“SEC”). You are cautioned not to place undue reliance on such statements and to consult our SEC filings for additional risks and uncertainties that may apply to our business and the ownership of our securities. Our forward-looking statements are presented as of the date made, and we disclaim any duty to update such statements unless required by law to do so.

Contacts:

ADA-ES, Inc.	Investor Relations Counsel

Michael D. Durham, Ph.D., MBA, President & CEO	The Equity Group Inc.
Mark H. McKinnies, CFO	www.theequitygroup.com
(303) 734-1727	Devin Sullivan
www.adaes.com	(212) 836-9608
DSullivan@equityny.com

Thomas Mei
(212) 835-9614
tmei@equityny.com

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